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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 19, 2002


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Press Release

SOURCE: C. Robert Coates

'COMPASIONATE USE' OF POLYHEME SAVES LIVES, SAY COATES AND WILLIAMS

LAKE FOREST, Ill., Aug. 19 - Even though PolyHeme, Northfield Laboratories Inc.'s (Nasdaq: NFLD) oxygen-carrying blood substitute, has yet to clear Food and Drug Administration hurdles for commercial use, Dr. Michael Rie knows the product works and believes in its potential.

An anesthesiologist who works at the State Trauma Center at the University of Kentucky, Dr. Rie had first-hand experience with PolyHeme.

The case goes back to 1998, and PolyHeme was in clinical trials at the time. "We got a 'compassionate use' authorization from the company to treat a Jehovah's Witness who had refused blood transfusions," Dr. Rie said.

  "Our patient wasn't a trauma victim, but a young woman in her 30s with a colon problem. Before her operation she suffered from chronic kidney impairment but did not require dialysis. She bled after surgery and became anemic to the point where she was quite likely to die. Going into kidney failure, she had to be put on dialysis," Rie continued. The patient received PolyHeme, survived and was able to become independent of dialysis.

The experience, Dr. Rie said, convinced him that PolyHeme was a product "that could deliver." The doctor draws this analogy: "PolyHeme is to the year 2002 what the medical evacuation helicopter was to Vietnam. That is, it gives you an extra moment up-front to bring in the severely injured to give them a chance at surgery."

Besides having no known serious or unexpected adverse side effects, PolyHeme offers four key advantages:

      - It requires no special storage

      - It has an extended shelf life (i.e., about 12 months under refrigerated conditions, compared to 28 to 42 days permitted for blood)

      - It is universally compatible and requires no cross-matching

      - It exits the body quickly

"The problem is the FDA does not know how to evaluate a product like this," said Dr. Rie. "One of the issues involves making an exception to the rules calling for randomized double-blind placebo controlled trials. In other words, in a cancer test, one patient gets a cancer-fighting drug and the other salt water. But you can't do that in this type of research. If the government were to torpedo the product because there was no randomized study, we would have a situation where the FDA had proposed ethically inappropriate research."

Dr. Rie contended, "If the product is safe and has efficacy and no serious side effects that we know of, why would the FDA not want to pass the product?"

In light of homeland security issues, Dr. Rie said he sees a place for PolyHeme as part of the military arsenal. It also belongs in ambulances and emergency rooms.

The military has a stockpile of frozen blood. But Dr. Rie said there are problems with frozen blood: mainly, about 20 percent of the red cells become broken during the thawing process. Adding to the pressure is the nation's shrinking blood supply. As concerns escalate over mad cow disease and other contamination, new restrictions have come into play about who can donate blood. Such rules are expected to diminish by five to nine percent the pool of potential donors.

"Northfield, with its blood substitute PolyHeme, is still the frontrunner. It should set the standards for how these products are tested by the FDA," Dr. Rie concluded.

Raising the profile of PolyHeme is part of the action plan of C. Robert Coates and Bert Williams III, candidates for Northfield's board. They would like to hear from shareholders about other cases in which PolyHeme was used to save lives.

In addition, the candidates vow to:

      - Find a major pharmaceutical partner for Northfield to provide cash and experienced management to get PolyHeme approved by the FDA;

      - Ask Northfield to partner with companies to extend possible applications of PolyHeme as a transport delivery mechanism for other drugs;

      - Work with the Department of Defense and the Homeland Security Agency to explore the possibility of stockpiling PolyHeme as a safe, effective blood substitute for emergencies;

      - Gain representation on Northfield's board as independent directors;  and

      - Keep investors informed of Northfield news.

PolyHeme as a Possible Solution for Jehovah's Witnesses

PolyHeme,   Northfield  Laboratories'  hemoglobin-based  oxygen-carrying   blood
substitute, holds promise for Jehovah's Witnesses who do not accept blood transfusions based on religious convictions.

The denomination, which has about 6.1 million followers worldwide and nearly one million members in the United States alone, bans whole blood transfusions for its members, citing biblical passages, but allows non-blood replacement fluids.

"We wouldn't give an endorsement on a specific product (such as PolyHeme), but we're watching developments carefully," said Mark Sanderson in a telephone interview from the Watchtower Bible and Tract Society, at its Brooklyn, N.Y. headquarters, where he is with hospital information services. Sanderson said his group tries to keep abreast of relevant developments.

He said that the Watchtower Society, the governing body of the Jehovah's Witnesses, has ruled that the use of substances that contain a product fractionated from red cells, white cells, platelets or plasma was permissible.

"Using blood substitutes remains a matter of conscience," Sanderson added. Although some patients have embraced this type of product, many will take a more guarded view based on risk, benefit and religious considerations.

Sanderson said it was difficult to estimate the number of people who died because of refusing a whole blood transfusion and because an acceptable substitute was unavailable. He also noted, "Our patients have been undergoing major surgeries from liver transplants to open-heart surgery without blood transfusions for many years before these products were ever conceived."

PolyHeme does not contain any of the banned substances. In fact, the human-derived hemoglobin oxygen-carrying component is even purified before being added to the blood substitute solution.

Contact Information

If you are a shareholder with comments, suggestions or questions about receiving a Coates-Williams proxy, please call Simon Goldberg of the Robert Coates Group at 1-800-295-0841, extension 240 or e-mail us at sgoldberg@rcoates.com.

SOURCE: C. Robert Coates